Exhibit 99.8

                        FINANCIAL CONSULTING AGREEMENT


     AGREEMENT made this 13th day of October 1997 by and between A.B. & Associates Inc. (herein referred to as "Consultant"), and Saf-T-Lok, Inc., with offices at 28245 S.E. Federal Highway, Tequesta, Florida 33469 (herein referred to as the "Client").

     WHEREAS, Client retained Consultant's financial management consulting services in connection with Clients business and financial affairs by agreement.

     WHEREAS, Consultant is willing to render such services as herinafter more fully set forth.

     NOW, THEREFORE, the parties agree as follows:

     1. Client hereby engages and retains Consultant and Consultant hereby agrees to use his best efforts, to render to client the financial consulting services hereinafter described for a period of one year commencing October 13, 1997.

     2. Consultant's services hereunder shall consist of consultations with Client concerning the management and operations and the financing of Client's business as Client may from time to time require during the term of this Agreement ("Agreement".)

     3. Consultant shall devote approximately five man-says per month spec-ifically to client in such form of consultation, advice and assistance on such matters as Client requires. Such services may include, at the request of the Client, written reports, attendance at meetings of the Client's Board of Dir-ectors and review, analysis and report on proposed investment opportunities, short-term and long-term investment policies and review and advice with respect to future public or private financings. Client agrees that Consultant shall not be prevented or barred from rendering services of similar or dissimilar nature for or on behalf of any perosn, firm or corporation other than client. Furthermore, Consultatn is currently working with some potential buyers for client's safety lock products and shall use his best efforts to find additional potential buyers for client's safety lock products.

     4. Client agrees to pay to Consultant for his services hereunder the sum of Two Hundred and fifty thousand dollars ($250,000.00) per year payable at the time of signing this agreement.

     5. Consultant shall be entitled to reimbursement by Client of such reasonable out-of-pocket expenses as Consultant may incur in performing services under this Agreement.

     6. All final diecisions with respect to consultations or services rendered by Client or reorganizations negotiated for or presented to client by Consultant shall be those of Client, and there shall be no liability on the part of the Consultant in respect thereof. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no representations or warranties other than as contained herein or therein. No waiver or modification hereof shall be valid unless in writing. Waiver or the breach of any terms or conditions hereof shall not be deemed a waiver of any other subsequent breach, whether of like or different nature.

     7. The Company understands when signing this Agreement that all payments made to A.B. Associates will have been deemed fully earned and non-refundable. Under no circumstances shall the Company seek a refund for services they believe not provided by A.B. Associates or seek to hold an investor or the placement agent with any responsibility for the services of A.B. Associates.

     8. This Agreement shall be governed, construed and enforced in ac-cordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties, hereto have caused this Agreement to be signed as of the day and year first above written.



                                                           A. B. Associates



                                                      By:/s/ Arthur Braun, Pres


                                                           Saf-T-Lok Inc.


                                                      By:/s/ John Gardner